Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 33-46819) pertaining to the First Financial Bancorp. 1991 Stock Incentive Plan and in the related Prospectus,

(2)	Registration Statement (Form S-8 No. 333-86781) pertaining to the First Financial Bancorp. 1999 Stock Incentive Plan for Officers and Employees and in the related Prospectus,

(3)	Registration Statement (Form S-8 No. 333-86781) pertaining to the First Financial Bancorp. 1999 Stock Incentive Plan for Non-Employee Directors and in the related Prospectus,

(4)	Registration Statement (Form S-3 No. 333-35745) pertaining to the First Financial Bancorp. Dividend Reinvestment and Share Purchase Plan and in the related Prospectus,

(5)
Registration Statement (Form S-3 No. 333-156841) pertaining to the First Financial Bancorp. Fixed Rate Cumulative Perpetual Preferred Stock, Series A, common stock and common stock warrants, and in the related Prospectus, and

(6)	Registration Statement (Form S-3 No. 333-153751) pertaining to the First Financial Bancorp. shelf registration for the sale of securities and in the related Prospectus;
of our report dated December 4, 2009, with respect to the statement of assets acquired and liabilities assumed by First Financial Bank, N.A. (a wholly owned subsidiary of First Financial Bancorp.) pursuant to the Purchase and Assumption Agreement dated September 18, 2009, as amended, in this Form 8-K/A.

/s/ Ernst & Young LLP

Cincinnati, Ohio
January 26, 2010